Exhibit 10.1

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION FINANCING AGREEMENT

THIS SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION FINANCING AGREEMENT (the “Agreement”), dated as of November 13, 2024, is entered into by and among GRITSTONE BIO, INC., a Delaware corporation (“Gritstone” or the “Borrower”), as a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (as defined herein), the lenders from time to time party hereto (collectively, the “Lenders”, and each, a “Lender”), and Future Solution Investments LLC, a Wyoming limited liability company, as administrative and collateral agent for the Lenders (in such capacities, the “Agent”).

RECITALS

WHEREAS, the Borrower has commenced a case (the “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and the Borrower has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its business and operations as a debtor in possession.

WHEREAS, the Borrower has requested that the Lenders provide, and the Lenders have agreed to make available on the terms and conditions set forth herein a delayed-draw term loan facility in an original principal amount up to $25,000,000. The proceeds of the delayed-draw term loans shall be used, subject to the other terms and conditions of this Agreement, to (a) pay fees and expenses related to this Agreement and the Chapter 11 Case and (b) fund the operating expenditures and any other amounts owed by the Borrower consistent with the Approved Budget that arise in the ordinary course of the Borrower’s business. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

WHEREAS, the Borrower desires to secure the Loans and all other Obligations, as applicable, under the Loan Documents by granting to the Agent, for its own benefit and the benefit of the Lenders, a security interest in and lien upon its property and assets, as provided herein and in the DIP Order.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

AGREEMENT

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION.

1.1 Definitions. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any control agreement entered into by and among the Agent, the Borrower and a third party bank or other institution in which the Borrower maintains a Deposit Account, Securities Account, Commodity Account or other investment account.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the shares or other equity interests having ordinary voting power for the election of members of the board of directors or similar managing body of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Agent or any Lender be considered an “Affiliate” of the Borrower.

“Agent Indemnitees” means the Agent and its officers, directors, employees, affiliates, agents and attorneys.

“Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, financial advisors, turnaround consultants, and other professionals and experts retained by the Agent.

“Agreement” means this Senior Secured Superpriority Debtor-In-Possession Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Budget” means (a) a 13-week cash flow forecast, prepared in form and substance satisfactory to, and as approved by, the Agent and Lenders in their absolute discretion, setting forth cash receipts, if any, and the disbursements (including payment of trade payables and expenses, fees and expenses of the Professionals, and working capital and other general corporate needs) of the Borrower for the period covered thereby, delivered by the Borrower to the Agent and the Lenders on or before the Facility Effective Date pursuant to Section 4.1(i), and (b) pursuant to Section 7.1(c), any updated rolling 13-week cash flow forecast in substantially the same form as the initial Approved Budget and which such updated cash flow forecast shall constitute the “Approved Budget” once approved by the Agent and the Lenders (provided, that, until the Agent and Lenders approve any such updated cash flow forecast, the most recent 13-week cash flow forecast approved by the Agent and the Lenders shall continue to be the Approved Budget).

“Assignee” has the meaning given to it in Section 10.13.

“Available Term Loan Commitment” has the meaning specified therefor in Section 2.1(b)(i).

“Avoidance Actions” has the meaning provided in the DIP Order.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning specified therefor in the recitals hereto, or any other court having jurisdiction over the Chapter 11 Case from time to time.

“Bid Procedures Order” means that certain bid procedures order to be entered by the Bankruptcy Court, providing for, among other things, the bid procedures for the Gritstone Sale(s), such order to be in form and substance satisfactory to the Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time with the prior written consent of the Agent.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means the board of directors of Gritstone.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by the Borrower or which the Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by the Borrower since its incorporation.

“Business Day” means any day, except Saturday, Sunday or legal holiday on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

“Carve-Out” has the meaning provided in the DIP Order.

“Carve-Out Trigger Date” has the meaning provided in the DIP Order.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by members of the Federal Reserve System with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market funds substantially all of whose assets are invested in the types of assets described in clauses (a)-(c) herein.

“Change in Control” means: (i) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Borrower in which the holders of the Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions (together with affiliates of such holders) do not, immediately after consummation of such transaction or series of related transactions (together with any affiliates of such holders), retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Borrower is the surviving entity, (ii) any Person or two or more Persons acting in concert, acquiring beneficial ownership, directly or indirectly, of shares of the Borrower (or other securities convertible into such shares) representing more than fifty percent (50%) of the aggregate voting power of the Borrower, or (iii) any sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Borrower of all or substantially all its assets.

“Chapter 11 Case” has the meaning specified therefor in the recitals hereto.

“Committee” has the meaning specified therefor in the DIP Order.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation described in clauses (i) and (ii) above, shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to the Borrower to use any Copyright or Copyright registration, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“DIP Bank Account” means the deposit account ending in *7291 at JPMorgan Chase Bank, N.A., in the name of the Borrower to be used for the purpose of holding all of the proceeds from the Term Loans (and any proceeds from the DIP Collateral that are not otherwise required to be deposited into the Segregated Account) until disbursed therefrom in accordance with the Approved Budget; it being understood and agreed that no proceeds from the Term Loans shall not be transferred to any other Deposit Account, Securities Account, Commodity Account or other investment account owned or maintained by the Borrower that is not subject to a DIP Senior Lien/

“DIP Collateral” means the DIP Senior Collateral and the DIP Junior Collateral.

“DIP First Priority Liens” has the meaning specified therefor in Section 3.1(a).

“DIP First Priority Priming Liens” has the meaning specified therefor in Section 3.1(a).

“DIP Junior Collateral” has the meaning specified therefor in Section 3.1(a).

“DIP Junior Liens” has the meaning specified therefor in Section 3.1(a).

“DIP Liens” means the DIP Senior Liens and the DIP Junior Liens.

“DIP Order” means the final order of the Bankruptcy Court, substantially in the form of Exhibit A and otherwise in form and substance satisfactory to the Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time with the prior written consent of the Agent.

“DIP Senior Collateral” has the meaning specified therefor in Section 3.1(a).

“DIP Senior Liens” has the meaning specified therefor in Section 3.1(a).

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Enforcement Action” means any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any DIP Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in the Borrower’s Insolvency Proceeding, or otherwise).

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations, in each case, as amended from time to time.

“Event of Default” means any of the events set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Agent or any Lender or required to be withheld or deducted from a payment to or on behalf of the Agent or any Lender, (a) Taxes imposed on or measured by net income and franchise taxes (imposed in lieu of net income taxes), in each case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which the Agent or such Lender is organized or in which its principal office is located, or imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such net income or franchise tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document), (b) taxes imposed by FATCA and (c) Taxes attributable to any Lender’s failure to comply with Section 2.6(e) of this Agreement, other than any failure attributable to a change in applicable law occurring after the date hereof.

“Extraordinary Receipts” means any cash received by any Person not in the ordinary course of operations (and not consisting of proceeds described in Section 2.4(b)(i)), including (a) proceeds of insurance (other than as provided in clause (c) herein), (b) condemnation awards (and payments in lieu thereof) and (c) subject to and in accordance with the DIP Order, proceeds of Avoidance Actions, proceeds of commercial tort claims, and proceeds of claims under insurance policies for the benefit of officers and directors.

“Facility Effective Date” means the Business Day on which all of the conditions precedent set forth in Section 4.1 are satisfied or waived in accordance therewith.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Laws” means all applicable statutes, rules, regulations, and orders and Requirements of Law administered, implemented, enforced or issued by FDA.

“Federal Health Care Program Laws” means collectively, federal Medicare or federal or state Medicaid statutes, the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), HIPAA, or related regulations or other Requirements of Law applicable to Borrower that directly or indirectly govern the health care industry, programs of governmental authorities related to healthcare, health care professionals or other health care participants, or relationships among health care providers, suppliers, distributors, manufacturers and patients.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time

“Governmental Authority” means the government of the United States of America or of any other nation, or any political subdivision of any of them, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gritstone Sale(s)” means one or more transactions involving a sale of the Borrower’s assets or equity interests pursuant to Section 363 or Chapter 11 of the Bankruptcy Code.

“Gritstone UK” means Gritstone Biopharmaceuticals UK Ltd.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business from and after the Petition Date for which payment thereof is not past due), including reimbursement and other obligations with respect to surety bonds, bankers acceptances or letters of credit; (b) all obligations evidenced by notes, bonds evidencing borrowed money, debentures or similar instruments or upon which interest payments are customarily made; (c) all capital lease obligations; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Contingent Obligations with respect to Indebtedness, and (f) all obligations referred to in clauses (a) through (e) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (provided, that, to the extent that such Indebtedness is non-recourse to such Person, the outstanding principal amount of such Indebtedness at any time of determination thereof shall be deemed to be an amount equal to the lesser at such time of (i) the then unpaid principal amount of such Indebtedness and (ii) the fair market value of the property subject to such Lien).

“Indemnified Claims” has the meaning given to it in Section 6.3.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise encompassed by clause (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person as a debtor under the Bankruptcy Code, or any other state, federal or foreign bankruptcy or insolvency law, including assignments of all or substantially all of such Person’s assets for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of the Borrower’s Copyrights, Trademarks, Patents, Licenses, trade secrets, proprietary information and inventions, mask works; the Borrower’s applications therefor and reissues, extensions, or renewals thereof; and the Borrower’s goodwill associated with any of the foregoing, together with the Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Rate” means for any day a per annum rate of interest equal to 9.50%.

“Interim Cash Collateral Order” means that certain Interim Order (A) Authorizing the Debtor’s Uses of Cash Collateral; (B) Granting Adequate Protection to the Prepetition Secured Parties, (C) Scheduling Final Hearing; and (D) Granting Related Relief entered by the Bankruptcy Court on October 16, 2024 in the Chapter 11 Case.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness or any beneficial ownership (including any Equity Interests) of or in any Person, or the acquisition of all, or substantially all, of the assets of another Person or business unit of another Person or (b) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“IP Rights to Payment” has the meaning specified therefor in the definition of Prepetition Collateral.

“Lender” and “Lenders” have the meanings specified therefor in the preamble hereto.

“Lender Expenses” means all audit fees and expenses, costs and expenses (including reasonable and documented (in summary invoice form) attorneys’ fees and expenses and other professionals’ fees and expenses) incurred by the Agent or any Lender in connection with this Agreement, the Loan Documents, any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement and the other Loan Documents, including, without limitation, all such costs, expenses and fees: (a) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, performance, collection, defense and enforcement of the Loan Documents and the Indebtedness arising thereunder (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings); (b) incurred in connection with the creation, perfection, protection, satisfaction, foreclosure, or enforcement of any security interest granted under the Loan Document (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings); and (c) otherwise incurred with respect to the Borrower.

“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any capital lease obligation and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means, as the context may require, any loan made or deemed made by any Lender hereunder, including, without limitation, the Term Loans.

“Loan Documents” means this Agreement, any Account Control Agreement, the DIP Order, any mortgage, any guaranty, any security agreement or any pledge agreement entered into by the Borrower or any other Person with respect to the Obligations, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing, pertaining to or securing any Loan or any other Obligation.

“Material Adverse Effect” means the occurrence of an event that has a material adverse effect upon any of: (i) the business, operations, results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower (except for the commencement of the Chapter 11 Case and events that typically result from the commencement of a case under Chapter 11 of the Bankruptcy Code); (ii) the ability of the Borrower to perform any of its obligations under the Loan Documents, including, without limitation, repayment of the Obligations, as applicable, when due in accordance with the terms of the Loan Documents: (iii) the rights or remedies of the Agent or any Lender under the Loan Documents, or the ability of the Agent or any Lender to exercise or enforce such rights and remedies, with respect to the Obligations or the DIP Collateral in accordance with this Agreement and the DIP Order; or (iv) the DIP Collateral or the status, existence, perfection, priority, or enforceability of any Lien in favor of the Agent on the DIP Collateral.

“Material Regulatory Liabilities” means (i) any liabilities arising from the violation of applicable Public Health Laws, Federal Health Care Program Laws, and other applicable comparable Requirements of Law, or from any requirements imposed relative to any Registrations (including costs of actions required under applicable Requirements of Law, including FDA Laws and Federal Health Care Program Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import detention and seizure of any Borrower Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of the foregoing clauses (i) and (ii), could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means, in respect to the Loans and the other Obligations, the date which is the earliest of:

(a) the effective date or the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of any plan of reorganization or liquidation in the Chapter 11 Case for the Borrower;

(b) the date on which the sale of all or substantially all of the Borrower’s assets and/or Equity Interests, in one or more serios of transactions, including any Gritstone Sale(s), as the case may be, have been consummated under Section 363 of the Bankruptcy Code and all of the funds in the Segregated Account have been distributed in accordance with this Agreement;

(c) the date that is six (6) months from the date of this Agreement; and

(d) such earlier date on which the Loans and the other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Measurement Period” means the trailing four-week period ending on Sunday of each week as set forth in the Approved Budget; provided, that, with respect to the Measurement Periods ending on each of the two Sundays following the Facility Effective Date, the Measurement Period shall mean the trailing two- or three- week period, as applicable.

“Milestones” means the following milestone dates; provided that any amendment to such date in any order of the Bankruptcy Court, with the prior written consent of the Agent, shall be deemed an amendment of such dates below:

Milestone	Deadline
Entry of DIP Order	November 14, 2024
Entry of Bid Procedures Order	November 21, 2024
Bid submission deadline	December 4, 2024
Entry of Sale Order	December 16, 2024
Closing of Qualifying Cash Sale(s)	December 30, 2024

“Net Cash Proceeds” means, with respect to any sale or disposition of any asset by any Person or receipt by an Person of Extraordinary Receipts, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person, in connection therewith after deducting therefrom only, and in all instances subject to the limitations under and provisions of the DIP Order, (a) the amount of any Indebtedness secured by any Permitted Prior Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition (other than the Obligations and the Prepetition Secured Obligations), (b) reasonable expenses related thereto incurred by such Person in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person in connection therewith, and (d) net income taxes to be paid in connection with such sale or disposition (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case, to the extent that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Obligations” means the Term Loans and all other present and future indebtedness, obligations, and liabilities of the Borrower to the Agent and the Lenders under the Loan Documents and, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by the Chapter 11 Case. Without limiting the generality of the foregoing, the obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, fees, Lender Expenses, indemnities and other amounts payable by the Borrower under the Loan Documents, and (b) the obligation of the Borrower pursuant to the Loan Documents to reimburse any amount in respect of any of the foregoing that the Agent or any Lender may elect to pay or advance on behalf of the Borrower.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Loans or any other Loan Document.

“Patent License” means any written agreement granting any right to the Borrower with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement the Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Dispositions” means (i) dispositions of Inventory or worn-out, obsolete or surplus equipment at fair market value for cash in an amount not to exceed $250,000 in respect such Inventory or equipment of the Borrower, (ii) the abandonment or lapse of Intellectual Property rights in the ordinary course of business so long as such abandonment or lapse is not adverse to the interests of the Agent and the Lenders, (iii) the use or transfer of cash and Cash Equivalents by the Borrower in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, or (iv) the expiration in accordance with its terms of any contract, contract right or other agreement to which the Borrower is a party.

“Permitted Indebtedness” means (i) Indebtedness of the Borrower in favor of the Agent or Lenders arising under this Agreement or any other Loan Document, (ii) the Prepetition Secured Obligations, (iii) other Indebtedness existing on the Facility Effective Date which is disclosed in Schedule 7.11; provided that there shall be no increase to the principal amount of any Indebtedness listed on such Schedule; (iv) Indebtedness to trade creditors, including Indebtedness incurred with corporate credit cards, in each case consistent with the Approved Budget, and (v) Indebtedness owed to any Person, consistent with the Approved Budget, providing property, casualty, liability, or other insurance to the Borrower, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year.

“Permitted Investment” means (i) Investments existing on the Facility Effective Date, which are disclosed in Schedule 7.13; (ii) cash and Cash Equivalents; and (iii) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business. For the avoidance of doubt no loans, advances or other investments shall be permitted to be made to Gritstone UK, except as needed to wind-up or dissolve such entity in accordance with the Approved Budget.

“Permitted Liens” means (i) Liens in favor of the Agent securing the Obligations; (ii) Liens existing on the Facility Effective Date which are disclosed in Schedule 7.12; provided that there shall be no extension of coverage of the Liens listed on such Schedule to other property or the increase of the Indebtedness secured thereby (other than with the consent of the Required Lenders); (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of the Borrower’s operations and imposed without action of such parties; provided, that the payment thereof is not yet required or is being contested in good faith by appropriate proceedings; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of operations: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, to secure statutory obligations (other than liens securing a material obligation and arising under ERISA or environmental laws), deposits for utilities, deposits to a landlord pursuant to a leasehold agreement, or surety or appeal bonds, or to secure indemnity, performance or other similar bonds or obligations; (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (viii) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness and consistent with the Approved Budget; (ix) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms solely to the extent incurred in connection with the maintenance of such deposit or securities accounts in the ordinary course of business; (x) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xi) Liens on cash or Cash equivalents securing Permitted Indebtedness under corporate credit cards as described in the definition of Permitted Indebtedness so long as the aggregate amount of such cash and Cash Equivalents does not exceed $200,000 at any time, (xii) any interest or title of a non-exclusive licensor or lessor or sub-lessor under any lease, sublease, license or sublicense (including any Intellectual Property license) permitted by this Agreement, and (xiii) any adequate protection liens so long as junior to the DIP Liens and in effect on or prior to the Facility Effective Date.

“Permitted Prior Liens” means valid, enforceable, properly perfected and non-avoidable Liens in existence as of the Petition Date that are senior in priority to the Prepetition Term Loan Liens (subject only to Liens senior by operation of law or otherwise permitted by the Prepetition Loan Documents), or such Liens that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or Governmental Authority.

“Petition Date” means October 10, 2024.

“PIK Interest” means interest paid in kind by adding and capitalizing such interest then due to the outstanding principal of the Loans.

“Prepetition Account Control Agreements” means each “Account Control Agreement” as defined under the Prepetition Loan and Security Agreement and in full force and effect as of the Petition Date.

“Prepetition Agent” means the “Agent” as defined under the Prepetition Loan and Security Agreement.

“Prepetition Collateral” means all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now existing or hereafter acquired: (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property to the extent it is not, or does not become, subject to a Prepetition Term Loan Lien and is not otherwise Unencumbered Property and Assets), (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Prepetition Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the DIP Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights, in, the Intellectual Property (the “IP Rights to Payment”).

“Prepetition Lenders” means the “Lenders” as defined under the Prepetition Loan and Security Agreement.

“Prepetition Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of July 19, 2022, by and among, the Borrower, Hercules Capital, Inc., a Maryland corporation, as agent, and the lenders from time to time party thereto, as amended prior to the Petition Date.

“Prepetition Loan Documents” means the “Loan Documents” as defined under the Prepetition Loan and Security Agreement.

“Prepetition Secured Obligations” means the “Secured Obligations” as defined under the Prepetition Loan and Security Agreement.

“Prepetition Secured Parties” means the Prepetition Agent and the Prepetition Lenders.

“Prepetition Term Loan Liens” means (a) the valid, enforceable, properly perfected, and non-avoidable Liens securing the Prepetition Secured Obligations as of the Petition Date, and (b) any Liens afforded to Prepetition Secured Parties in the DIP Order.

“Pro Rata” means, with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Term Loan Commitments are outstanding, by dividing (i) the aggregate amount of such Lender’s Available Term Loan Commitment plus the aggregate amount of such Lender’s outstanding Loans by (ii) the Total Available Term Loan Commitments plus the aggregate amount of all outstanding Loans; and (b) at any other time, by dividing (i) the aggregate amount of such Lender’s outstanding Loans by (ii) the aggregate amount of all outstanding Loans.

“Professionals” means the attorneys, accountants, and other professionals retained, by (a) the Borrower with the approval of the Bankruptcy Court, (b) the Committee, with the approval of the Bankruptcy Court, (c) the Agent, and (d) the Lenders.

“Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, clinical trial registration or post market requirements of any drug product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 282(j)), including without limitation all applicable regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations and all applicable regulations promulgated by the National Institutes of Health (“NIH”) and codified at Title 42, Part 11 of the Code of Federal Regulations.

“Qualifying Cash Sale” means any Gritstone Sale to include, among other things, that such sale shall be on terms and pursuant to definitive documentation, acceptable to the Agent (including the payment of the Net Cash Proceeds therefrom to the Segregated Account).

“Receivables” means, with respect to the Borrower (i) all Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter-of-Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates, or exemptions of or issued by any governmental authority that are required for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, governmental authority reimbursement, use and sale of Borrower Products.

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, Form 483 or similar inspectional observations, other written notice of violation letter, recall, seizure, “Section 305 notice” or other similar written communication, or consent decree, issued or required by the FDA or the NIH under the Public Health Laws or by a comparable governmental authority under similar Requirements of Law in any other regulatory jurisdiction.

“Required Lenders” means Lenders having (a) in excess of 50% of the sum of the Total Available Term Loan Commitments plus the aggregate amount of all outstanding Loans; and (b) if all Term Loan Commitments have terminated, in excess of 50% of the aggregate amount of all outstanding Loans.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), in each case that are applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Sale Order” means that certain sale order to be entered by the Bankruptcy Court approving the Gritstone Sale(s) to the winning bidder(s), such order to be in form and substance satisfactory to the Agent and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time with the prior written consent of the Agent.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act or the Exchange Act.

“Segregated Account” means a segregated Deposit Account to be established by the Borrower, separate and apart from all of its other Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts, the purpose of such segregated account to be to hold solely therein the Net Cash Proceeds from Permitted Dispositions (including any Gritstone Sale) as provided under Section 2.4(b), in trust for the benefit of the Agent, the Lenders, the Prepetition Secured Parties and any other Person legally entitled thereto.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which a Person owns or controls, directly or indirectly, more than 50% of the outstanding voting securities of such entity.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a term loan made by a Lender to the Borrower pursuant to Section 2.1(a), as the same may be assigned in accordance with Section 10.13.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans to the Borrower, in each case, in the amount set forth opposite such Lender’s name on Schedule 1.1(A).

“Term Loan Date” means the funding date of any Term Loan.

“Total Available Term Loan Commitments” means the sum of the amounts of the Lenders’ Available Term Loan Commitments.

“Total Term Loan Commitments” means the sum of the amounts of the Lenders’ Term Loan Commitments, which such aggregate amount shall not exceed $25,000,000.

“Trademark License” means any written agreement granting any right to the Borrower to use any Trademark or Trademark registration, now owned or hereafter acquired by the Borrower or in which the Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Treasury Regulation” means the regulations (including any proposed and temporary regulations) promulgated by the United States Department of Treasury with respect to the Internal Revenue Code or other United States federal Tax statutes.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of Delaware; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s Lien on any DIP Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of Delaware, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unencumbered Property and Assets” means, to the extent not subject to any Permitted Prior Liens or the Prepetition Term Loan Liens, all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following whether now existing or hereafter acquired: (a) Intellectual Property (to the extent it is not, or does not become, subject to a Prepetition Term Loan Lien) and Borrower Products; (b) Receivables (including Electronic Chattel Paper and Tangible Chattel Paper); (c) Equipment; (d) Fixtures; (e) General Intangibles (including all Payment Intangibles); (f) Inventory; (g) Investment Property (including Promissory Notes); (h) Deposit Accounts (including the DIP Bank Account), Security Accounts, Commodity Accounts (including all Cash and other property deposited therein) and Commodity Contracts; (i) Cash; (j) Goods; (k) Commercial Tort Claims and other causes of action; (l) property subject to a Certificate of Title; (m) all interests (including fee and leasehold interests) in real property; (n) the proceeds of Avoidance Actions; (o) rights under Section 506(c) of the Bankruptcy Code, and all other property or “property of the estate” (as defined in Section 541 of the Bankruptcy Code) of any kind or nature, real or personal, or mixed, now existing or hereafter acquired or created; (p) all other tangible and intangible personal property (whether or not subject to the UCC), including all bank and other accounts and all Cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property described in the preceding clauses (including any proceeds of insurance thereon and all causes of action, claims and warranties in respect of any of the items listed above), and all books, correspondence, files and other Records, including all tapes, disks, cards, Software, data and computer programs in the possession or under the control of the Borrower or any other Person from time to time acting for the Borrower that at any time evidence or contain information relating to any of the property described in the preceding clauses or are otherwise necessary or helpful in the collection or realization thereof; and (q) to the extent not otherwise included, all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing,

1.2 Certain Matters of Construction.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC, including: “Accounts”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Record”, “Security Account”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

References in this Agreement to “determination,” “satisfaction,” “waiver,” “consent,” “approval” or words of similar import with respect to any action by the Agent or any Lender shall, in each case, be in the Agent’s or such Lender’s sole and absolute discretion unless otherwise expressly modified by a different standard. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by the Lenders or Required Lenders, as the case may be, pursuant to the terms and conditions this Agreement or, only in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Lenders or the Required Lenders, as the case may be. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of the Agent, any agreement entered into by the Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by the Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by the Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agent and the Lenders. Wherever the phrase “to the knowledge of the Borrower” or words of similar import relating to the knowledge or the awareness of the Borrower are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of the Borrower or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of the Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in City of Wilmington on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

SECTION 2. THE LOANS.

2.1 Term Loan Commitments.

(a)

Term Loans. Subject to the terms and conditions of, and relying on the representations and warranties set forth in, this Agreement, each Lender severally agrees to make the delayed-draw term loans to the Borrower (collectively, the “Term Loans” and each, a “Term Loan”) in the amount of such Lender’s Pro Rata share of Term Loans (not to exceed such Lender’s Term Loan Commitment) as follows:

(i)	from and after the Facility Effective Date up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $12,500,000;

(ii)	from and after November 25, 2024 up to the Maturity Date, a delayed draw term loan in an aggregate original principal amount up to $2,000,000;

(iii)	from and after December 2, 2024 up to the Maturity Date, a delayed draw term loan in an aggregate original principal amount up to $2,000,000;

(iv)	from and after December 9, 2024 up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $1,500,000;

(v)	from and after December 16, 2024 up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $1,000,000;

(vi)	from and after December 23, 2024 up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $1,000,000;

(vii)	from and after December 30, 2024 up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $1,000,000;

(viii)	from and after January 6, 2025 up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $1,000,000;

(ix)	from and after January 13, 2025 up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $1,000,000;

(x)	from and after January 20, 2025 up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $1,000,000; and

(xi)	from and after January 27, 2025 up to the Maturity Date, a delayed-draw term loan in an aggregate original principal amount up to $1.000,000;

it being understood and agreed, that any amount of such delayed-draw terms loans not made in any of the above noted periods (i)-(xi), may be carried forward to the next succeeding period and available to be drawn prior to the Maturity Date.

(b)	Notwithstanding the foregoing and for the avoidance of doubt:

(i)

The available Term Loan Commitment for each Lender in effect from time to time for the making of Term Loans during the term of this Agreement, subject to the terms and conditions herein, shall be the Term Loan Commitment minus an amount equal to the sum of the original principal amount of all Term Loans made on and after the Facility Effective Date by such Lender (such available commitment amount, the “Available Term Loan Commitment”).

(ii)	The aggregate principal amount of outstanding Term Loans (excluding capitalized PIK Interest) at any time shall not exceed the Total Term Loan Commitment.

(iii)	No Term Loan may be reborrowed. The Available Term Loan Commitment of each Lender, if any, shall automatically and permanently be reduced to zero on the Maturity Date.

(c)

Making the Term Loans. The Borrower, as applicable, shall give the Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit B hereto (a “Notice of Borrowing”)), not later than 12:00 p.m. noon (Eastern time) on the date which is two (2) Business Days prior to the date of the proposed Term Loan (or such shorter period as the Agent is willing to accommodate from time to time). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Term Loan not to exceed the aggregate maximum amount of such Term Loans for the period set forth in Section 2.1(a), (ii) the proposed borrowing date which shall occur within the applicable period set forth in Section 2.1(a), unless an earlier date is consented to in writing by the Agent; provided that if such date is not a Business Day, such funding date shall be the next succeeding Business Day, (iii) the disbursements to be funded with the proposed Term Loan, in accordance with the line items in the Approved Budget, and (iv) confirming wire instructions that the proceeds of the proposed Term Loan shall be funded into the DIP Bank Account. The disbursements to be funded and paid with the proposed Term Loan shall only be the disbursements set forth in such Notice of Borrowing, consistent with the Approved Budget. The Agent and the Lenders may act without liability upon the basis of written, faxed or telephonic notice believed by the Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Agent). The Borrower hereby waives the right to dispute the Agent’s record of the terms of any such telephonic notice. The Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Term Loan on behalf of the Borrower until the Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. Notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, no Lender shall have any obligation to make any requested Term Loan hereunder.

(d)	Interest; PIK Interest; Payments.

(i)

The principal balance of each Loan (which, for clarification, will include any capitalized PIK Interest) shall bear interest thereon from the applicable Term Loan Date at the Interest Rate based on a year consisting of 365 days, with interest computed daily based on the actual number of days elapsed.

(ii)

The Borrower will pay interest on the Loans on the first day of each calendar month, beginning on the first day of the month immediately following the Facility Effective Date; provided that interest due will be paid as PIK Interest calculated at the Interest Rate.

(iii)

The entire principal balance of the Loans and all other Obligations, including all accrued but unpaid interest hereunder (including PIK Interest) and all fees and Lender Expenses, shall be due and payable on the Maturity Date. The Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Payments to each Lender hereunder shall be made to such Lender at the account from time to time designated by such Lender by written notice to the Borrower. Each installment or other payment on account of any Loan shall be paid to the Lenders in accordance with their Pro Rata shares. For clarification, the addition of PIK Interest to the outstanding principal balance of any Loan shall constitute part of the outstanding principal amount of such Loan but the addition of PIK Interest shall not reduce the Available Term Loan Commitment of any Lender.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of Delaware shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that the Borrower has actually paid to the

Lenders an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by the Borrower shall be applied as follows: first, to the payment of principal outstanding on the Loans, as applicable; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other applicable Obligations; and third, after all applicable Obligations are repaid, the excess (if any) shall be refunded to the Borrower.

2.3 Default Interest. Upon the occurrence and during the continuation of an Event of Default hereunder, all Obligations, including principal (including capitalized PIK Interest), and unpaid Lender Expenses, shall bear interest at a rate per annum equal to the Interest Rate plus two percent (2%) per annum. Such default interest shall be payable on demand and in the event such interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the Interest Rate.

2.4 Prepayment; Segregated Account.

(a)

Optional Prepayment. At its option and with five (5) days’ prior written notice to the Agent and the Lenders, the Borrower may prepay, without penalty or premium, all or a portion of its outstanding applicable Loans by paying such principal amount (including capitalized PIK Interest) and all accrued and unpaid interest thereon.

(b)	Mandatory Prepayment.

(i)	Dispositions; Segregated Account.

(A)

Subject to the DIP Order and the priorities set forth in this Agreement, upon any sale or disposition of the Borrower’s property or assets constituting DIP Collateral (including upon a Gritstone Sale but other than a disposition described under clauses (ii) and (iii) of the definition of Permitted Dispositions), the Borrower shall promptly, and in any event with two (2) Business Days thereof, apply the Net Cash Proceeds of such sale or disposition in accordance with Section 9.2. Nothing contained in this clause shall permit the Borrower to sell or dispose of its property or assets other than in accordance with Section 7.15.

(B)

Notwithstanding anything to the contrary under Section 2.4(b)(i)(A), and otherwise subject to the DIP Order and the priorities set forth herein unless the Agent has provided a written notice to the Borrower at least three (3) Business Days prior to the consummation thereof that the Agent elects to receive such prepayment of the Loans, upon any disposition under Section 2.4(b)(i), including any Gritstone Sale, otherwise requiring the application of Net Cash Proceeds pursuant to Section 9.2, the Borrower shall deposit (or cause to be deposited) promptly, and in any event within two (2) Business Days after the consummation of such sale, 100% of the Net Cash Proceeds into the Segregated Account to be held therein and only disbursed therefrom with the prior written consent of each of the Agent, the Prepetition Agent, the Committee and the Borrower. To the extent that any one or more of the Agent, the Prepetition Agent, the Committee and the Borrower cannot agree as to the allocation, timing or other matter with respect to the disbursement of such proceeds, such proceeds shall be disbursed in accordance with an order of the Bankruptcy Court.

(ii)

Extraordinary Receipts. Subject to the DIP Order, promptly upon the receipt by the Borrower of any Extraordinary Receipts, and in any event within two (2) Business Days, the Borrower shall prepay the outstanding principal amount of the applicable Loans in accordance with Section 9.2 in an amount equal to 100% of the Net Cash Proceeds from such Extraordinary Receipts.

(c)

Interest and Fees. Any prepayment made pursuant to this Section 2.4 shall be accompanied by the payment of (i) accrued interest on the principal amount being prepaid to the date of prepayment and (ii) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Term Loan Commitments have been reduced to zero, such prepayment by the Borrower shall be accompanied by the payment of all fees accrued to such date and all Lender Expenses.

2.5 Payment of Other Obligations. Other Obligations shall be paid by the Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

2.6 Taxes.

(a)

Payments Free of Taxes. Any and all payments by or on account of any Loan or any other obligation of the Borrower under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the sum payable by the Borrower to the Agent and each Lender shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.6) the Agent and each Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)

Evidence of Payment. As soon as practicable after any payment of Taxes or Other Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.6, the Borrower shall deliver to the Agent and each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Agent and each Lender.

(d)

Indemnification by the Borrower. The Borrower shall indemnify the Agent and each Lender for (i) any Indemnified Taxes that are paid or payable by the Agent or such Lender in connection with or relating to any Loan of the Borrower and the other transactions contemplated by this Agreement or any other Loan Documents (including amounts paid or payable as a result of any additional payments made under this Section 2.6), (ii) any Taxes that are paid or payable by the Agent or such Lender as a result of any breach by the Borrower of any of its covenants under this Agreement, and (iii) any costs or expenses incurred by the Agent or such Lender with respect to a Tax described in clause (i) or (ii) immediately above. The indemnity under this Section 2.6(d) shall be paid within 10 days after the Agent or any Lender delivers to the Borrower a certificate stating the amount of any Taxes so paid or payable by the Agent or such Lender together with a statement of any related costs or expenses, and shall be payable by the Borrower whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower is given a reasonable opportunity to contest such Taxes (at the sole cost and expense of the Borrower). Such certificate shall be conclusive of the amount so paid or payable and of the costs or expenses related thereto absent manifest error.

(e)

Status of Lenders. Each Lender shall have delivered, and any Assignee shall deliver, to the Borrower an original duly completed (i) Internal Revenue Service Form W-9 (or any successor form) or (ii) U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or other applicable form or documentation (or any subsequent versions thereof or successors thereto), if claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, upon the request of the Borrower, a Lender or any Assignee shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender or Assignee is subject to backup withholding or information reporting requirements. Each Lender or Assignee agrees that, upon the occurrence of any change in circumstances which would modify or render invalid any such claimed exemption or reduction or form delivered by such Person, will, if requested by the Borrower, use reasonable efforts to designate another lending office for the Loans with the object of avoiding the consequences of such event; provided that such designation is made on terms that shall not cause (in the sole judgment of such Lender or such Assignee) such Lender or Assignee and its lending office to suffer any material economic, legal or regulatory disadvantage.

(f)

FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)

Survival. Each party’s obligations under this Section 2.6 shall survive any assignment of rights by, or the replacement of, a Lender, and shall survive the repayment, satisfaction or discharge of all of the Loans and the other obligations under this Agreement or under any other Loan Document, subject only to the limitation on the rights of an Assignee as specifically set forth in Section 10.13 of this Agreement.

2.7 Pro Rata. All principal, interest, and fees (other than fees under Section 10.11 or otherwise as expressly provided herein) due and payable hereunder shall be paid by the Borrower to each Lender on a Pro Rata basis.

SECTION 3. SECURITY INTERESTS.

3.1 Collateral; Grant of Liens and Security Interests.

(a)

As security for the full and timely payment and performance of all of the Obligations, upon entry of the DIP Order, the Borrower hereby assigns, pledges and grants (or causes the assignment, pledge and grant in respect of any indirectly owned assets) to the Agent, for its benefit and the benefit of the Lenders, pursuant to Section 364(c)(2), Section 364(c)(3) and Section 364(d) of the Bankruptcy Code, under this Agreement, the other Loan Documents and the DIP Order:

(i)

a fully perfected first priority security interest and liens (the “DIP First Priority Liens”) in all Unencumbered Property and Assets (including to the proceeds of Avoidance Actions, proceeds of commercial tort claims, and proceeds of claims under insurance policies for the benefit of officers and directors, subject to terms and conditions of the DIP Order), superior to all other liens, claims or security interests that any creditor of the Borrower and its estate may have, but subject only to the Carve-Out (as and to the extent expressly provided in the DIP Order);

(ii)

a fully perfected first priority priming security interest and liens (the “DIP First Priority Priming Liens” and together with the DIP First Priority Liens, collectively, the “DIP Senior Liens”) in the Intellectual Property, to the extent such Intellectual Property is or becomes subject to a Prepetition Term Loan Lien (and not otherwise Unencumbered Property and Assets), and the IP Rights to Payment (together with the Unencumbered Property and Assets, collectively, the “DIP Senior Collateral”), superior to all other liens, claims or security interests that any creditor of the Borrower and its estate may have, including the Prepetition Agent and Prepetition Lenders (it being understood and agreed that the Prepetition Agent and Prepetition Lenders have consented to such priming of their Prepetition Term Loan Liens therein), but subject only to the Carve-Out (as and to the extent expressly provided in the DIP Order);

(iii)

a fully perfected junior priority security interest and liens (the “DIP Junior Liens”) in the Prepetition Collateral excluding the IP Rights to Payment and, for the avoidance of doubt, the Intellectual Property (the “DIP Junior Collateral”), junior to the Prepetition Term Loan Liens and senior to all other liens, claims or security interests that any other creditor of the Borrower and its estate may have, but subject only to the Carve-Out and Permitted Prior Liens (as and to the extent expressly provided in the DIP Order);

(b)

Upon entry of the DIP Order, the Liens and security interests in favor of the Agent referred to in Section 3.1(a) shall be valid and perfected Liens on, and security interests in, the DIP Collateral, prior to all other Liens on, and security interests in, the DIP Collateral, other than the Prepetition Term Loan Liens and the Permitted Prior Liens, which shall have the priorities set forth in Section 3.1(a)(iii). Such Liens and security interests and their priority shall remain in effect until the Total Term Loan Commitments shall have been terminated and all Obligations shall have been repaid in full in cash.

(c)

Notwithstanding anything herein to the contrary, all proceeds received by the Agent and the Lenders from the DIP Collateral subject to the Liens granted in Section 3.1(a) or in any other Loan Document or the DIP Order, shall be subject to (i) the prior payment of the Carve-Out, (ii) solely with respect to the DIP Junior Collateral, the claims of the Prepetition Agent and Prepetition Lenders in respect of the Prepetition Secured Obligations, and (iii) solely with respect to the DIP Junior Collateral, the claims of any other secured parties in respect of Permitted Prior Liens; provided, that no Person entitled to payment under the Carve-Out shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any of the DIP Collateral.

(d)

Except for the Carve-Out, no costs or expenses of administration shall be imposed against the Agent, the Lenders or any of the DIP Collateral and the Borrower hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105, 506(c) or 552, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against the Agents, the Lenders or any of the DIP Collateral.

3.2 Administrative Priority.

The Borrower agrees that the Obligations shall constitute allowed administrative expenses in the Chapter 11 Case, having priority over all administrative expenses of and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 364(c)(1), 503(a), 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 and 1114 of the Bankruptcy Code, subject only to (a) the prior payment of the Carve-Out, and (b) solely with respect to DIP Junior Collateral, the claims of the Prepetition Agent and Prepetition Lenders in respect of the Prepetition Secured Obligations, and (c) solely with respect to the DIP Junior Collateral, the claims of any other secured parties in respect of Permitted Prior Liens.

3.3 Grants, Rights and Remedies.

The Liens and security interests granted pursuant to Section 3.1 and the administrative priority granted pursuant to Section 3.2 may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the DIP Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agent and the Lenders hereunder and thereunder are cumulative.

3.4 No Filings Required.

The Liens and security interests referred to herein shall be deemed valid and perfected solely by and upon entry of the DIP Order, and entry of the DIP Order shall have occurred on or before the date any Loan is made by any Lender. None of the Agent, the Lenders or any other Person shall be required to file any financing statements, mortgages, Certificates of Title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect any Lien and security interest granted by or pursuant to this Agreement, the DIP Order or any other Loan Document; provided, that the Agent shall be permitted to file any financing statements, mortgages, Certificates of Title, notices of Lien or similar instruments in any jurisdiction or filing office and to take any other action with respect to the Liens and security interests granted by or pursuant to this Agreement, the DIP Order or any other Loan Document; provided, further that should the Agent so choose and attempt to file any financing statements, mortgages, Certificates of Title, notices of Lien or similar instruments in any jurisdiction or filing office and to take any other action with respect to such Lien or security interest, no defect or failure in connection with such attempt shall in any way limit, waive or alter the validity, enforceability, attachment, or perfection of any Liens and security interests granted herein by virtue of the entry of the DIP Order.

3.5 Survival.

The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agent and the Lenders pursuant to this Agreement, the DIP Order and the other Loan Documents (specifically including the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Case, or any successor bankruptcy case, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, successor bankruptcy case act or omission:

(a)

except for (i) the Carve-Out, and (ii) the claims of the Prepetition Agent and the Prepetition Lenders in respect of the Prepetition Secured Obligations, and the claims of any other secured parties in respect of obligations secured by the Permitted Prior Liens, in any other case, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of the Agent and the Lenders against the Borrower in respect of any Obligation;

(b)

upon entry of the DIP Order, (i) the DIP Senior Liens in favor of the Agent and the Lenders set forth in Section 3.1 shall constitute valid and perfected first priority Liens and security interests to which all other Liens and security interests shall be subordinate and junior, and which such Liens and security interests shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever, subject only to the Carve-Out, and (ii) the DIP Junior Liens in favor of the Agent and the Lenders set forth Section 3.1, shall constitute valid and perfected Liens and security interests, which Liens and security interests shall be subject to the Carve-Out and only be subordinate and junior to the Prepetition Term Loan Liens and the Permitted Prior Liens, and which such Liens shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

(c)

the Liens in favor of the Agent and the Lenders set forth herein, in the DIP Order and in the other Loan Documents shall continue to be valid and perfected without the necessity that the Agent file financing statements, mortgages, Certificates of Title, notices of Lien or other similar instruments or otherwise perfect its Lien under applicable non-bankruptcy law.

3.6 Further Assurances.

The Borrower shall take any other actions reasonably requested by the Agent from time to time to cause the attachment, perfection and first priority of, and the ability of the Agent and the Lenders to enforce, the security interest of the Agent and the Lenders in any and all of the DIP Collateral, including, (a) executing and delivering any requested security agreement, pledge agreement or mortgage, (b) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that the Borrower’s signature thereon is required therefor, (c) causing the Agent’s name to be noted as secured party on any Certificate of Title for a titled good if such notation would be a condition, if not for the Chapter 11 Case, to attachment, perfection or priority of, or ability of the Agent to enforce, the security interest of the Agent in such DIP Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States as to any DIP Collateral if compliance with such provision would be a condition, if not for the Chapter 11 Case, to attachment, perfection or priority of, or ability of the Agent to enforce, the security interest of the Agent in such DIP Collateral, (e) using commercially reasonable efforts to obtain the consent and approval of any Governmental Authority or third party, including any consent of any licensor, lessor or other Person obligated on the DIP Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction, and (f) complying with any changing requirements to effectuate the provisions of Section 10.9. For the avoidance of doubt, the failure to execute, deliver, obtain or file any agreement or other document, obtain any consent, approval or compliance by any Person or Governmental Authority or any other action, as further described above, shall not impair or otherwise affect the Liens and security interests granted by or pursuant to this Agreement, the DIP Order or any other Loan Document.

SECTION 4. CONDITIONS PRECEDENT.

4.1 Conditions Precedent to the Facility Effective Date. This Agreement shall become effective as of the Business Day (the “Facility Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agent and the Lenders or waived by the Agent and the Lenders:

(a)

DIP Order. The DIP Order shall have been entered by the Bankruptcy Court by November 14, 2024, and the Agent shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed, or vacated, absent prior written consent of the Agent and the Borrower.

(b)

Interim Cash Collateral Order. With the approval of the Bankruptcy Court, the Interim Cash Collateral Order shall have terminated prior to, or substantially concurrently with, entry, as provided in clause (a) of this Section, of the DIP Order.

(c)

Fees and Expenses. The Borrower shall have (i) paid in full in cash, notwithstanding anything in Section 10.11 to the contrary, all fees and expenses incurred by the Agent, including all legal fees, and (ii) reimbursed each Lender for such Lender’s current expenses reimbursable pursuant to this Agreement (including all Lender Expenses), in each case which amounts may be deducted or paid substantially concurrently from the initial Term Loans, as applicable, if made on the Facility Effective Date.

(d)

Delivery of Loan Documents. The Borrower shall have delivered to the Agent an executed copy of this Agreement, together with all schedules and exhibits thereto, and all other documents and instruments required by the Agent and the Lenders to effectuate the transactions contemplated hereby, in all cases in form and substance acceptable to the Agent and the Lenders.

(e)

Representation and Warranties; No Event of Default. The representations and warranties set forth in Section 5 of this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Facility Effective Date. No Event of Default shall have occurred and be continuing.

(f)	Closing Certificate. A certificate of the Chief Executive Officer or the Chief Financial Officer of the Borrower, certifying as to the matters set forth in clause (e) of this Section.

(g)

Company Certificate. A certificate of the Chief Executive Officer or the Chief Financial Officer of the Borrower, certifying (i) a copy of the resolutions of the Board of Directors, evidencing approval of this Agreement, the borrowings hereunder, the grant of the security interests and Liens and the other transactions evidenced by the Loan Documents, and (ii) certifying the names and true signatures of the representatives of the Borrower authorized to sign each Loan Document to which it is or will be a party and the other documents to be executed and delivered by the Borrower in connection herewith and therewith, together with evidence of the incumbency of such authorized officers.

(h)

Good Standing. The Borrower shall have delivered to the Agent a certificate of good standing for the Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect.

(i)

Approved Budget. The Borrower shall have delivered a copy of the Approved Budget together with a certificate of the Chief Executive Officer or the Chief Financial Officer of the Borrower, stating that such Approved Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower, which Approved Budget shall be in form and substance satisfactory to the Agent and the Lenders.

(j)

Insurance. The Borrower shall have provided evidence of the insurance coverage required by Section 6 and such other insurance coverage with respect to the operations and property of the Borrower as the Agent may request together with evidence of the payment of all premiums due in respect thereof for such period as the Agent may request.

(k)

Account Control Agreement. Subject to Section 4.4(a), the Account Control Agreement in respect of the DIP Bank Account, in form and substance reasonably satisfactory to the Agent, shall have been entered into and be in full force and effect.

(l)	Segregated Account. Subject to Section 4.4(b), the Segregated Account shall have been established by the Borrower.

(m)	Material Adverse Effect. The Agent shall have determined in its sole judgment that no event or development shall have occurred, which could reasonably be expected to have a Material Adverse Effect.

(n)

Lien Priority. The Agent shall be satisfied that it has been granted, and holds for the benefit of the Agent and the Lenders, perfected, (i) first priority Liens on, and security interests in, all of the DIP Senior Collateral, subject to the Carve-Out, and (ii) junior priority Liens on, and security interests in, all of the DIP Junior Collateral, subject to the Carve-Out, the Prepetition Term Loan Liens and Permitted Prior Liens.

(o)

Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Borrower’s operations shall have been obtained and shall be in full force and effect.

(p)

Chapter 11 Case. No trustee, examiner or receiver shall have been appointed or designated in the Chapter 11 Case with respect to the Borrower’s operations, properties or assets and no motion shall be pending seeking any relief or seeking any other relief in the Bankruptcy Court to exercise control over any of the DIP Collateral with an aggregate value in excess of $250,000.

(q)

Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Term Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

4.2 [Reserved].

4.3 Conditions Precedent to Term Loans. In addition to the conditions precedent under Section 4.1, the obligation of any Lender to make any Term Loan upon and after the Facility Effective Date is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent:

(a)

Fees and Expenses. The Borrower shall have (i) paid in full in cash all fees and expenses incurred by the Agent, including all legal fees, and (ii) reimbursed each Lender for such Lender’s current expenses reimbursable pursuant to this Agreement (including all Lender Expenses).

(b)

Representation and Warranties; No Default or Event of Default. The representations and warranties set forth in Section 5 of this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Term Loan Date. No Default or Event of Default shall have occurred and be continuing, in respect of the Borrower, as of the Term Loan Date.

(c)	Notice of Borrowing. The Agent shall have received a Notice of Borrowing pursuant to Section 2.1(c) hereof.

(d)

Delivery of Documents. The Agent shall have received such other agreements, instruments, approvals and other documents, each in form and substance satisfactory to the Agent, as any Agent may reasonably request.

4.4 Conditions Subsequent to Effectiveness.

As an accommodation to the Borrower, the Agent and the Lenders have agreed to execute this Agreement and to make Terms Loans on and after the Facility Effective Date notwithstanding the failure by the Borrower to satisfy the conditions set forth below on or before the Facility Effective Date. In consideration of such accommodation, the Borrower agrees that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including those conditions set forth in Section 4.1 and Section 4.3, the Borrower shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Borrower to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an immediate Event of Default (not subject to any grace or cure period) and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Lenders hereby waive such breach for the period from the Facility Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 4.4):

(a)

no later than November 15, 2024 (or such later date as consented to by the Agent), the Borrower shall deliver an Account Control Agreement in respect of the DIP Bank Account, in form and substance reasonably satisfactory to the Agent; provided, however, that no proceeds of the Terms Loans, other than the initial Term Loans on the Facility Effective Date, shall be funded, if such Account Control Agreement has not been entered into and be in full force and effect; and

(b)	no later than November 22, 2024 (or such later date as consented to by the Agent), the Segregated Account shall have been established by the Borrower.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower represents and warrants that:

5.1 Corporate Status. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) subject to the entry and the terms of the DIP Order, has all requisite power and authority to conduct its business and operations as now conducted and as presently contemplated and to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of clause (iii), where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

5.2 Collateral. The Borrower owns or has interests in the DIP Collateral, free and clear of all Liens, except for Permitted Liens. The Borrower has the power and authority to grant to the Agent the Liens in the DIP Collateral, as security for the Obligations. All Liens of the Agent in the DIP Collateral are duly perfected Liens, subject, with respect to the DIP Junior Collateral only, to the Prepetition Term Loan Liens and the Permitted Prior Liens. Schedule 5.2 sets forth a description of the following DIP Collateral (a) all real property, (b) all Deposit Accounts, Securities Accounts, Commodity Accounts and other investment accounts and (c) all Commercial Tort Claims.

5.3 Consents. The Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate or limited liability action of the Borrower, (ii) will not result in the creation or imposition of any Lien upon the DIP Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of the Borrower’s Certificate of

Incorporation, bylaws or any material law, regulation, order, injunction, judgment, decree or writ to which the Borrower is subject, and (iv) do not, except for the entry of the DIP Order, require any authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or require the consent or approval of any other Person that has not been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4 Litigation. Except for pre-petition litigation that is stayed by 11 U.S.C. § 362, the Chapter 11 Case or as otherwise set forth in Schedule 5.4, there is no pending or, to the best knowledge of the Borrower, threatened action, suit or proceeding affecting the Borrower or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

5.5 Enforceability. Subject to entry of the DIP Order, this Agreement is, and each other Loan Document to which the Borrower is or will be a party when delivered hereunder, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.6 Use of Proceeds. The proceeds of the Loans shall be, or have been, used, subject to the other terms and conditions of this Agreement, to (a) pay fees and expenses related to this Agreement and the Chapter 11 Case and (b) fund certain other operating expenditures of the Borrower, in each case, as set forth in each Notice of Borrowing and consistent with the Approved Budget that arise in the ordinary course of the Borrower’s business. The Borrower shall not fund, and has not funded, any payment, expenditure, disbursement, fee, expense or other obligation relating to Gritstone UK with the proceeds of any Loan, except to wind-up or dissolve such entity in accordance with the Approved Budget.

5.7 Laws.

(a)

Generally. The Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. The Borrower is not in default under (i) any provision of any agreement or instrument evidencing material Indebtedness in any material respect, or (ii) any other agreement to which it is a party or by which it is bound that is reasonably expected to result in a Material Adverse Effect. The Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. The Borrower is not engaged in one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). The Borrower has complied in all material respects with the Federal Fair Labor Standards Act. The Borrower is not a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.

(b)

Environmental. None of the Borrower’s properties or assets have been used by the Borrower, or to its knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. The Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.

(c)

Anti-Terrorism, etc. None of Borrower, or to the knowledge of Borrower, any of Borrower’s agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of the Borrower or to the knowledge of Borrower, any of its agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement shall be used, directly or indirectly, (A) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (B) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.8 Information Correct and Current. No financial statement, exhibit or schedule furnished, by or on behalf of the Borrower to the Agent or any Lender in connection with any Loan Document contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Borrower to the Agent and each Lender shall be at the time delivered provided in good faith and based on the most current data and information available to the Borrower, it being recognized by the Agent and each Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.9 Tax Matters. Except as described on Schedule 5.9, (a) the Borrower has filed all federal and material state and local tax returns that it is required to file (or extensions thereof) within the time and manner required by applicable law, (b) the Borrower has duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) the Borrower has paid or fully reserved for any material tax assessment received by the Borrower (including any taxes being contested in good faith and by appropriate proceedings).

5.10 Intellectual Property Claims. Except for Permitted Liens, the Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to its business. As of the Facility Effective Date, except as described on Schedule 5.10, to the Borrower’s knowledge, (i) each of the material Copyrights, Trademarks and Patents of the Borrower is valid and enforceable, (ii) no material Intellectual Property of the Borrower has been judged invalid or unenforceable, in whole or in part, by a final, non-appealable decision of a court of competent jurisdiction, and (iii) no claim has been made in writing to the Borrower that any material Intellectual Property of the Borrower violates the rights of any third party, which claim the Borrower believes to be valid and could reasonably be expected to result in a Material Adverse Effect. The Borrower is not in material breach of, nor has the Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to the Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder, in each case, where such breach or failure would reasonably be expected to result in a Material Adverse Effect.

5.11 Intellectual Property Rights. Except as described on Schedule 5.11, the Borrower has all material rights with respect to Intellectual Property necessary in the operation or conduct of the Borrower’s business as currently conducted. Except as would not reasonably be expected to result in a Material Adverse Effect, to the Borrower’s knowledge, the Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.12 Intellectual Property Actions. Except as described on Schedule 5.12, no Intellectual Property owned by the Borrower and no Borrower Product has been or is subject to any actual or, to the knowledge of the Borrower, threatened (in writing) action, litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the Borrower’s use, transfer or licensing thereof or that affects the validity, use or enforceability thereof, except in each case, as would not reasonably be expected to have a Material Adverse Effect. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any action, litigation or proceeding against the Borrower that obligates the Borrower to grant licenses or ownership interests in any future Intellectual Property related to the operation or conduct of the business of the Borrower or in the Borrower Products, except in each case, as would not reasonably be expected to have a Material Adverse Effect. The Borrower has not received any written notice or claim challenging or questioning the Borrower’s ownership or other rights in any Intellectual Property (or written notice of any claim challenging or questioning the ownership or rights in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto, except in each case, as would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, neither the use of its Intellectual Property nor the production and sale of any of the Borrower Products infringes the intellectual property or other rights of others, except in each case, as would not reasonably be expected to have a Material Adverse Effect.

5.13 Capitalization and Subsidiaries. The Borrower is a publicly traded company under the ticker symbol GRTSQ on the OTC pink sheets with approximately 147,708,395 shares issued and outstanding, as of the date of this Agreement. The Borrower owns 100% of the Equity Interest in Gritstone UK, which is inactive and has no operations. The Borrower does not own any Equity Interests or other securities of any other Person.

5.14 Filings. As of the date of this Agreement, the Borrower has timely filed, with the SEC, each report or other document required to be so filed by the Borrower pursuant to Section 13(a), 14 or 15(d) of the Exchange Act and no such report or document, as of the date it was so filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 6. INSURANCE; INDEMNIFICATION.

6.1 Coverage. The Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in the Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. The Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance (including umbrella) in the aggregate. The Borrower has and agrees to maintain directors’ and officers’ insurance. So long as the Borrower has Obligations outstanding, the Borrower shall also cause to be carried and maintained insurance upon the DIP Collateral, insuring against physical loss or damage with replacement cost coverage in an amount not less than $30,000,000, provided that such insurance may be subject to standard exceptions and deductibles.

6.2 Insurance Certificates. The Borrower shall deliver to the Agent and Lenders certificates of insurance that evidence the Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. The Borrower’s insurance certificate shall state the Agent is an additional insured for commercial general liability and a loss payee for property insurance with respect to the DIP Collateral. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for property damage insurance with respect to the DIP Collateral, or other endorsements reasonably acceptable to the Agent. All certificates of insurance with respect to the DIP Collateral will provide for (a) subject to subclause, (b) in this Section 6.2, a minimum of thirty (30) days advance written notice to the Agent of cancellation, (c) a minimum of ten (10) days advance written notice to the Agent for cancellation due to non-nonpayment, or (d) other evidence of notice of cancellation reasonably acceptable to the Agent. Any failure of the Agent or any Lender to scrutinize such insurance certificates for compliance is not a waiver of the Agent’s or any Lender’s rights, all of which are reserved.

6.3 Indemnity. The Borrower agrees to indemnify and hold the Agent and each Lender and its officers, directors, employees, agents, attorneys, representatives and shareholders harmless (each, an “Indemnitee”), on an after tax basis, from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by any Indemnitee as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the DIP Collateral, excluding in all cases claims of any Indemnitee resulting from such Indemnitee’s bad faith, breach of contract, gross negligence or willful misconduct (collectively, the “Indemnified Claims”). This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent costs, expenses, losses, claims, damages or liabilities arising from any non-Tax claim.

SECTION 7. COVENANTS OF THE BORROWER.

So long as any principal of or interest on any Loan or any other Obligation of the Borrower (whether or not due) shall remain unpaid or any Lender shall have any Term Loan Commitment to the Borrower hereunder, the Borrower, as applicable, agrees as follows:

7.1 Reports. The Borrower shall furnish to the Agent and the Lenders the following financial statements and reports:

(a)

as soon as practicable (and in any event within 30 days) after the end of each month, unaudited monthly financial statements as of the end of such month, including a balance sheet and related statements of income and cash flows, provided, that such unaudited monthly financial statements are not required to have been prepared in accordance with GAAP;

(b)

no earlier than four weeks after the Facility Effective Date and no more frequently than every four weeks thereafter, an updated rolling 13-week cash flow forecast, substantially in the form of the initial Approved Budget, for the succeeding period, superseding the previously delivered cash flow forecast for such succeeding periods, setting forth projected cash receipts, if any, and disbursements of the Borrower (on a separate basis) for the period covered thereby, which updated cash flow forecast, when delivered and as so updated, shall be in duration and form and substance satisfactory to the Agent and the Lenders, and (i) believed by the Borrower at the time furnished to be reasonable, (ii) prepared on a reasonable basis and in good faith with supporting information in detail acceptable to the Agent and the Lenders, and (iii) based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer of the Borrower certifying as to the matters set forth in subclauses (i), (ii) and (iii);

(c)	commencing on Thursday, November 21, 2024, and on Thursday of each subsequent week, by 5:00 p.m. (Eastern time) on such date:

(i)

a variance and compliance report, in a form and with supporting information in detail acceptable to the Agent showing the comparison of, and the variances between, actual performance to projections for each line item of the Approved Budget and reconciling the sources, uses and disbursements of cash, for the Measurement Period ending on the immediately preceding Sunday; and

(ii)

simultaneously with the delivery of the report required by Section 7.1(c)(i), a certificate from the Chief Executive Officer or Chief Financial Officer of the Borrower showing the calculation of the financial covenants specified in Section 7.23;

(d)

promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that the Borrower has made available to holders of its Equity Interests and copies of any regular, periodic and special reports or registration statements that the Borrower files with the SEC or any Governmental Authority that may be substituted therefor, or any national securities exchange;

(e)

as soon as possible, and in any event within two (2) days after the occurrence of a Default or an Event of Default or the occurrence of any event or development that could reasonably be expected to result in a Default or Event of Default or to have, either individually or in the aggregate, a Material Adverse Effect, the written statement of the Chief Executive Officer or the Chief Financial Officer of the Borrower setting forth the details of such Default or Event of Default or other event or development having a Material Adverse Effect and the action which the Borrower propose to take with respect thereto;

(f)

promptly after the commencement thereof but in any event not later than three (3) days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Borrower, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator, which, if adversely determined, could have a Material Adverse Effect;

(g)

prompt (but in any event no more than three (3) Business Days) notice if the Borrower has knowledge that the Borrower is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on, or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(h)

as soon as possible and in any event within three (3) Business Days after execution, receipt or delivery thereof, copies of any material notices that the Borrower executes or receives in connection with a Gritstone Sale or any other sale or disposition of any of its property or assets;

(i)

promptly and in any event within three (3) Business Days after the filing thereof and to the extent the same is not publicly available on the Bankruptcy Court’s electronic docket, copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Borrower in the Chapter 11 Case, which papers and documents shall also be given or served on the Agent’s counsel;

(j)

promptly and in any event within three (3) Business Days after the sending thereof, copies of all written reports (excluding information concerning the identification of bidders and the amount of bids submitted pursuant to the Bid Procedures Order) given by the Borrower to any official or unofficial creditors’ committee in the Chapter 11 Case; and

(k)

promptly and in any event within two (2) Business Days after request thereof, such other information concerning the condition or operations, financial or otherwise, of the Borrower as the Agent may from time to time may reasonably request.

7.2 Taxes. The Borrower shall pay when due all material postpetition Taxes (unless being contested in good faith and by appropriate proceedings) fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Borrower or the DIP Collateral or upon the Borrower’s ownership, possession, use, operation or disposition thereof or upon the Borrower’s rents, receipts or earnings arising therefrom, subject to and only as permitted by the Bankruptcy Code. The Borrower shall file on or before the due date therefor all material personal property tax returns (or extensions) in respect of the DIP Collateral.

7.3 Compliance with Laws; Environmental; Regulatory.

(a)

Generally. The Borrower shall maintain compliance in all material respects with all applicable laws, rules or regulations, and shall obtain and maintain all required Registrations reasonably necessary in connection with the conduct of the Borrower’s business, including:

(i)

The Borrower shall not become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).

(ii)

The Borrower shall not directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. The Borrower shall not directly or indirectly, (A) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(iii)

The Borrower has implemented and shall maintain in effect policies and procedures designed to reasonably ensure compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower its officers and employees and to the knowledge the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects

(iv)

None of the Borrower or any of its directors, officers or employees, or to the knowledge of the Borrower, any agent that shall act in any capacity in connection with or benefit from the credit facility established hereby for the Borrower is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement shall violate Anti- Corruption Laws or applicable Sanctions.

(b)

Environmental. The Borrower shall comply with all material environmental laws and provide to the Agent any documentation of such compliance which the Agent may reasonably request. The Borrower shall promptly provide to the Agent notice of any violation, citation or other administrative order which could have a Material Adverse Effect.

(c)	Regulatory and Product Notices. The Borrower shall promptly (but in any event within five (5) Business Days) after the receipt or occurrence thereof notify Agent of:

(i)	any written notice received by the Borrower from a governmental authority alleging potential or actual violations of any FDA Laws or Federal Health Care Program Laws by the Borrower

(ii)	any written notice that the FDA (or international equivalent) is limiting, suspending or revoking any Registrations (including, but not limited to, the issuance of a clinical hold);

(iii)	any written notice that the Borrower has become subject to any Regulatory Action;

(iv)	the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA (or international equivalent) of the Borrower;

(v)

any written notice that any Borrower Product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Borrower Product are pending or threatened in writing against the Borrower; or

(vi)	narrowing or otherwise limiting the scope of marketing authorization or the labeling of the Borrower Products under any such Registration;

except, in each case of subclauses (i) through (vi) above, where such action would not reasonably be expected to have, either individually or in the aggregate, any Material Regulatory Liabilities.

7.4 Status Calls; Financial Advisors. The Borrower and its professional and financial advisors shall participate in weekly conference calls with the Agent, the Lenders and/or their financial advisors to review and discuss the Gritstone Sale process and the Milestones, variances from the Approved Budget, operational issues and financial information. In addition, the advisors of the Agent and the Lenders shall have reasonable access to the Borrower and its professional and financial advisors.

7.5 Inspection Rights. The Borrower shall permit the Agent and any representative of the Agent, including its attorneys and accountants, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants, auditors, financial advisors or any of its other representatives, in each case at reasonable times and upon reasonable notice during normal business hours.

7.6 Gritstone UK. The Borrower shall not permit, and shall not cause, Gritstone UK to commence (or recommence) operations or incur any liabilities, other than wind-up or dissolution expenses, in accordance with the Approved Budget.

7.7 Use of Proceeds; Budget Compliance. The proceeds of the Loans shall be used, subject to the other terms and conditions of this Agreement, to fund operating expenditures and disbursements of the Borrower (including fees and expenses related to this Agreement and the Chapter 11 Case), in each case, as set forth in each Notice of Borrowing and consistent with the Approved Budget that arise in the ordinary course of the Borrower’s business. The Borrower shall not make any payment or incur any obligation that is not provided for in the Approved Budget (within the variances from budgeted amounts permitted by Section 7.23), other than with the prior written consent of the Agent. Except as expressly permitted under this Agreement, the Borrower shall not fund any payment, expenditure, disbursement, fee, expense or other obligation of Gritstone UK with the proceeds of any Loan. The proceeds of the Loans shall not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.8 Register. The Agent shall maintain at its offices a register for the recordation of the names and addresses of the Lenders and the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender hereunder or any other Loan Documents (the “Register”). Any assignment or transfer of an interest in any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register, which the Agent shall promptly record upon receiving notice of any such proposed assignment or transfer. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the generality of the foregoing, the Agent shall reflect ownership interests in the Loans in a book entry system in accordance with all applicable provisions of the Internal Revenue Code and Treasury Regulations, including for purposes of establishing that the Loans are in registered form under Sections 1.871-14(c)(1)(i) and 5f.103-1(c) of the Treasury Regulations.

7.9 Milestones. The Borrower shall comply with and achieve the Milestones.

7.10 Further Assurances. Subject to the terms of the DIP Order, the Borrower shall from time to time execute, deliver and/or file, alone or with the Agent or any Lender, any financing statements, security agreements, mortgages, deeds of trust, collateral assignments, notices or other documents requested by the Agent with respect to the DIP Collateral. The Borrower shall from time to time procure any instruments or documents as may be requested by the Agent or any Lender with respect to the DIP Collateral. In addition, and for such purposes only, the Borrower hereby authorizes the Agent to prepare and deliver on behalf of the Borrower and to file financing statements either in the Agent’s name or in the name of the Agent as agent and attorney-in-fact for the Borrower. The Borrower shall protect and defend the Borrower’s title to the DIP Collateral and the Agent’s Liens thereon against all Persons claiming any interest adverse to the Borrower or the Agent or any Lender other than holders of Permitted Liens, in accordance with the priorities set forth in this Agreement. For the avoidance of doubt, nothing herein shall require the Agent or any Lender to file any financing statements, mortgages, Certificates of Title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect any Liens and security interests granted by or pursuant to this Agreement, the DIP Order or any other Loan Document.

7.11 Indebtedness. The Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

7.12 Liens; Collateral. The Borrower shall not enter into any agreement with any Person, or suffer any agreement to exist (in each case, other than the Agent and Lenders and any other holder of a Permitted Lien), granting a Lien on the DIP Collateral, subject to the priorities set forth in this Agreement. The Borrower shall at all times keep the DIP Collateral and all other property and assets used in the Borrower’s operations or in which the Borrower now or hereafter holds any interest free and clear from any Liens whatsoever other than Permitted Liens, subject to the priorities set forth in this Agreement. The Borrower shall give the Agent and Lenders prompt written notice when the Borrower knows of any legal process affecting title to any of the DIP Collateral, or any pending or threatened (in writing) litigation, action or other proceeding against the Borrower that would reasonably be expected to have a Material Adverse Effect.

7.13 Investments. The Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

7.14 Payments on Indebtedness. Other than the repayment of the Prepetition Secured Obligations, as provided in the DIP Order and consistent with the Approved Budget, an amount equal to $18,985,938 on the Facility Effective Date (of which approximately $2,352,459 is in repayment of the cash collateral of the Prepetition Secured Parties used by the Borrower since the Petition Date, and approximately $16,633,479 is in return of the Prepetition Secured Parties’ cash collateral), the Borrower shall not make any payment or prepayment of interest on, principal of, premium, if any, fees, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness, except as permitted under this Agreement (including Section 9.2(b)). The Borrower shall not make any payment or incur any obligation that is not provided for in the Approved Budget (within the variances from budgeted amounts permitted by Section 7.23), other than with the prior written consent of the Agent.

7.15 Dispositions. Except for Permitted Dispositions, the Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any portion of its assets.

7.16 Fundamental Changes. The Borrower shall not (a) merge or consolidate with or into any other organization, (b) acquire all or substantially all of the equity interests or property of another Person, or (c) liquidate, wind-up its affairs or dissolve itself, whether in a single transaction or in a series of related transactions.

7.17 Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into or permit to exist any material transaction with any Affiliate, other than the transactions or agreements set for on Schedule 7.17.

7.18 Deposit Accounts, Securities Accounts and Investment Accounts. Schedule 5.2 lists all of the Deposit Accounts, Securities Accounts, Commodity Accounts and other investment accounts owned or maintained by the Borrower. All proceeds from the Term Loans and any other Loan made hereunder (a) shall only be funded into and held in the DIP Bank Account, (b) shall not be transferred into any Deposit Account, Securities Account, Commodity Account or other investment account owned or maintained by the Borrower that is subject to a Prepetition Account Control Agreement or a Lien that is not a DIP Senior Lien, and (c) shall only be disbursed from the DIP Bank Account to fund the disbursements consistent with the Approved Budget, in each case, subject to the terms and conditions in this Agreement. No additional Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts shall be opened and maintained by the Borrower without the prior written consent of the Agent and unless the Borrower causes to be executed and delivered, substantially concurrently with such opening, an Account Control Agreement in favor of the Agent for each such Deposit Account, Securities Account, Commodity Account and/or investment account opened and maintained by the Borrower.

7.19 Subsidiaries. The Borrower shall not form or acquire any Subsidiary, other than Gritstone UK.

7.20 Amendments. Without the Agent’s prior consent, the Borrower shall not, directly or indirectly, amend, modify, or change any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness.

7.21 Hazardous Materials. The Borrower shall not permit the use, handling, generation, storage, treatment, release or disposal of any hazardous materials at any property owned or leased by it, except in compliance with all environmental laws.

7.22 DIP Order; Administrative Priority; Lien Priority; Payment of Claims.

The Borrower shall not:

(a)	at any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacatur of the DIP Order, except for modifications and amendments agreed to by the Agent;

(b)

at any time, suffer to exist a priority for any administrative expense or unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever), including any administrative expense of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 or 1114 of the Bankruptcy Code equal or superior to the priority of the Agent’s and the Lenders’ claims with respect to the Obligations, except as provided in Section 3.2 and except for payments permitted to be made under this Agreement consistent with the Approved Budget;

(c)

at any time, suffer to exist any Lien (i) having a priority equal or superior to the DIP Senior Liens in favor of the Agent for its benefit and the benefit of the Lenders in respect of the DIP Senior Collateral, (ii) having a priority equal or superior to the DIP Junior Liens in favor of the Agent for its benefit and the benefit of the Lenders in respect of the DIP Junior Collateral, except for the Prepetition Term Loan Liens and the Permitted Prior Liens;

(d)	at any time, seek to reject or terminate, or permit the rejection or termination of, any license agreement, real property lease, or other material contract without the consent of the Agent; or

(e)

prior to the date on which all the Obligations have been paid in full in cash, pay any administrative expense claims except (i) the Carve-Out, (ii) the Obligations due and payable hereunder, (iii) certain of the Prepetition Secured Obligations, as provided in Section 7.14, and (iv) other administrative expense and professional claims approved by order of the Bankruptcy Court, but only to the extent consistent with the Approved Budget.

7.23 Budget Variances. The Borrower shall not (unless the Agent shall otherwise consent in writing):

(a)

permit the variance between actual total disbursements for any line item in any Measurement Period to be greater than 15% (provided that, such variance will be 25% for the first-two week Measurement Period and 20% for the first 3-week Measurement Period) of the total disbursements projected for such line item (excluding fees and expenses of the Borrower Professionals and Committee Professionals which shall not be subject to any permitted upward variance) in that Measurement Period in the Approved Budget plus the amount set forth in clause (b), below; and

(b)

any unused disbursement amounts contained in a line item for a given week (without giving effect to the 15% (or 25% or 20% as set forth in clause (a) above) variance set forth in clause (a), above) may be expended for the same line item in the succeeding three (3)-weeks; provided that, the unused amounts for any line item may not be carried forward and applied to any other line items or to the fees and expenses of the Borrower

Professionals or the Committee Professionals other than any unused amounts for such same line item or such specific Professional’s line item; provided further, that no unused amounts for the fees and expenses of such Professionals shall be carried forward to be applied to such fees and expenses incurred after the occurrence of the Carve-Out Trigger Date;

provided, that, disbursements to the Agent Professionals and Lender Professionals shall not be subject to any variance reporting. Furthermore, the Borrower shall not fund any disbursement or other obligation of Gritstone UK with the proceeds of any Loan, other than any expenses for any proposed wind-up or dissolution of such entity, in accordance with the Approved Budget.

7.24 Critical Vendors and Other Payments. The Borrower shall not make (a) any pre-petition “critical vendor” payments or other payments on account of any creditor’s pre-petition unsecured claims and (b) payments to any vendors who may be entitled to assert various Lien claims against the Borrower, its property or other assets, on account of any such vendor’s pre-petition claims, if the Borrower failed to pay for pre-petition goods and services, except, in each case, (i) in amounts and on terms and conditions that are approved by order of the Bankruptcy Court and (ii) are permitted by the Approved Budget.

SECTION 8. [RESERVED].

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. The occurrence of any one or more of the following events shall be an immediate “Event of Default”:

(a)	Payments. The Borrower fails to pay any Loan or other amount due under this Agreement or any of the other Loan Documents on the due date thereof; or

(b)

Covenants; Provisions; Loan Documents. The Borrower breaches or defaults in the performance of (i) any covenant under Section 7 or (ii) any other covenants (other than those listed in Section 9.1(b)(i)), any other provision or Obligation under this Agreement or under any of the other Loan Documents and such breach or default under this clause (ii) is not cured within the later of (A) three (3) Business Days after the occurrence of such breach or default or (B) provided that timely notice of such breach or default has been provided by the Borrower to the Agent in accordance with Section 7.1(e), five (5) Business Days after such notice has been provided; or

(c)	Representations. Any representation or warranty made by the Borrower in any Loan Document shall have been false or misleading in any material respect when made; or

(d)

Loan Documents. Any provision of any Loan Document or any Lien granted thereunder shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower, or the validity, perfection, priority or enforceability thereof shall be contested by any Person (other than the Agent or any Lender thereto), or a proceeding shall be commenced by any Person or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny in writing that it has any liability or obligation purported to be created under any Loan Document; or

(e)

Attachments; Judgments. Any material portion of the Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000; or

(f)	Collateral. Any material damage to, or loss, theft or destruction of, any material portion of the DIP Collateral, whether or not insured; or

(g)	Change in Control. A Change in Control shall have occurred; or

(h)	Chapter 11 Case. The occurrence of any of the following in the Chapter 11 Case:

(i)	the DIP Order shall not have been entered by the Bankruptcy Court by November 14, 2024;

(ii)	the DIP Order shall have been revoked, reversed, vacated, stayed, modified, extended, supplemented or amended without the express prior written consent of the Agent and the Required Lenders;

(iii)

an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court appointing (A) a trustee under Section 1104 of the Bankruptcy Code or (B) a responsible officer or an examiner with enlarged powers relating to the Borrower’s operations (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106 of the Bankruptcy Code;

(iv)

an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court without the express prior written consent of the Agent, (A) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrower pari passu or superior to the priority of the Agent and the Lenders in respect of the Obligations, or (B) to grant or permit the grant of a Lien on the DIP Collateral other than a Permitted Lien, subject to the priority provisions set forth in this Agreement;

(v)	an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code;

(vi)

an order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case which does not contain a provision for termination of the Total Term Loan Commitments and payment in full in cash of all Obligations hereunder and under the other Loan Documents on dismissal;

(vii)

the Borrower shall take any action, including the filing of an application, motion or other pleading, directly or indirectly, supporting or advancing any of the events or actions set forth under clauses (i) through (vii) above;

(viii)

an order shall be entered by the Bankruptcy Court granting relief from the automatic stay to any creditor of the Borrower with respect to any claim (other than any claim for personal injury that is covered by liability insurance) against the Borrower in an amount equal to or exceeding $250,000 in the aggregate;

(ix)	if any material property or assets of Borrower is sold without the express written consent of the Agent;

(x)

without the prior written consent of the Agent and the Required Lenders, the Borrower shall take any action, including the filing of an application, motion or other pleading, requesting or seeking authority for the Borrower (A) to obtain additional financing under Sections 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Liens (subject to the priority provisions set forth in this Agreement) upon or affecting any DIP Collateral; (C) to sue or grant any Lien on (other than Permitted Liens, subject to the priority provisions set forth in this Agreement) the cash collateral of the Agent and the Lenders under Section 363(c) of the Bankruptcy Code; (D) to take any other action or actions materially adverse to the Agent and/or any Lender or their rights and remedies hereunder; or (E) the entry of any order by the Bankruptcy Court in the Chapter 11 Case granting relief as described in subclauses (A) through (D) of this clause;

(xi)

(A) the Borrower, or any authorized representative of the Borrower, shall attempt to (1) invalidate, reduce or otherwise impair the Liens or security interests of the Agent and/or any Lender’s claims or rights against the Borrower or (2) subject any DIP Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (B) any DIP Collateral becoming subject to surcharge or to marshaling, other than as expressly provided in the DIP Order, (C) any DIP Lien created by this Agreement, the DIP Order or any other Loan Document shall, for any reason, cease to be a valid DIP Lien with the priorities set forth in this Agreement, subject only to Permitted Prior Liens or the Prepetition Term Loan Liens as set the forth in this Agreement with respect to the DIP Junior Liens, or (D) any action is commenced by any Person (with the support of the Borrower, or where the Borrower does not object to such action) which contests the validity, perfection, enforceability or priority of any of the DIP Liens of the Agent and/or the Lenders created by this Agreement, the DIP Order or any other Loan Document;

(xii)

the determination of the Borrower, whether by vote of the Board of Directors or otherwise, to liquidate all or substantially all of the Borrower’s assets, or employ an agent or other third party (other than Raymond James & Associates, Inc.) to conduct any sales of all or substantially all of the Borrower’s assets, or the filing of a motion or other application in the Chapter 11 Case, seeking authority to do any of the foregoing, in each case without the prior written consent of the Agent;

(xiii)	the failure to comply with or achieve any Milestone;

(xiv)

immediately upon the consummation of one or more Gritstone Sales, the Net Cash Proceeds therefrom are not (A) deposited into the Segregated Account, or (B) applied to the repayment in full of the Obligations subject to the DIP Order and the priorities set forth in this Agreement;

(xv)	the Borrower makes any disbursement or payment not in accordance with, or set forth in, the Approved Budget, subject to the permitted variances set forth in Section 7.23;

(xvi)

an order shall be entered by the Bankruptcy Court amending, supplementing or otherwise modifying, or the filing by the Borrower of an application, motion, pleading or notice seeking the amendment, supplement or other modification of or appeal against, in each case, the DIP Order or any of the “first day” orders in respect of cash management or critical vendors or suppliers, in each instance, without the consent of the Agent;

(xvii)

except with respect to payments as permitted by any order of the Bankruptcy Court entered into prior to the date of this Agreement, an order shall be entered by the Bankruptcy Court permitting the payment of, or granting adequate protection with respect to, prepetition Indebtedness or other obligations, whether secured or not (other than any adequate protection granted in respect of the Prepetition Secured Obligations in effect as of the entry of the DIP Order) or the filing of any motion seeking the same by the Borrower, in each case, without the consent of the Agent;

(xviii)

this Agreement, the DIP Order or any other Loan Document, shall for any reason fail or cease to create valid DIP Liens, with the priorities set forth in this Agreement, in favor of the Agent for the benefit of the Agent and Lenders on any DIP Collateral purported to be covered thereby; or

(xix)	any breach of any covenant or obligation in the DIP Order by any Person other than the Agent or any Lender;

then, and in any such event, the Agent may, and shall at the request of the Required Lenders, (i) immediately cease making any Term Loans hereunder, (ii) subject to the terms and conditions in the DIP Order, terminate, reduce or restrict the Total Term Loan Commitments, whereupon the Total Term Loan Commitments shall immediately be so terminated, reduced or restricted, and/or (iii) absent the granting of relief in favor of the Borrower as set forth in the DIP Order, (A) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice or formalities, of any kind, all of which are hereby expressly waived by the Borrower, (B) terminate this Agreement and any other Loan Document as to any future liability or obligation of the Agent or any Lender, but without affecting any of the Obligations or the Liens securing the Obligations and (C) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents (including under the Bankruptcy Code and the UCC).

9.2 Allocation.

(a)

Subject to the DIP Order, the Carve-Out, Permitted Liens and the priorities set forth in this Agreement, the repayment of any of the Obligations or the proceeds, as provided under the terms of this Agreement, of any sale, disposition (other than a disposition described under clauses (ii) and (iii) of the definition of Permitted Dispositions but including a Gritstone Sale) or other realization upon all or any part of the DIP Senior Collateral (and DIP Junior Collateral to the extent the Prepetition Secured Obligations have been paid in full) shall be applied by the Agent and the Lenders in the following order of priorities:

First, to the Agent in an amount sufficient to pay in full the Agent’s costs and professionals’ and advisors’ fees and expenses relating to the Obligations as described in Section 10.11;

Second, to the Lenders in an amount sufficient to pay in full the Lenders’ costs and professionals’ and advisors’ fees and expenses relating to the Obligations as described in Section 10.11;

Third, to the Lenders (on a Pro Rata basis) in an amount equal to the then unpaid amount of the Obligations constituting interest on the Term Loans;

Fourth, to the Lenders (on a Pro Rata basis) in an amount equal to the then unpaid amount of the Obligations constituting principal on the Term Loans;

Fifth, to the Lenders in an amount equal to any other unpaid Obligations; and

Finally, after the full and final payment in cash of all of the Obligations, as the Bankruptcy Court or as a court of competent jurisdiction may direct.

(b)

For the avoidance of doubt, any proceeds of DIP Junior Collateral (and DIP Senior Collateral following payment in full of the Obligations) shall be applied to the Prepetition Secured Obligations until paid in full.

(c)

The Agent and each Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the DIP Collateral if it complies with the obligations of a secured party under the UCC.

SECTION 10.MISCELLANEOUS.

10.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of financial statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows (or to such other address as each party may designate for itself by like notice):

If to the Borrower:

GRITSTONE BIO, INC.

4698 Willow Road,

Pleasanton, CA 94588

Attn: Vassiliki (“Celia”) Economides, CFO

Email:

Phone:

with a copy to:

PACHULSKI STANG ZIEHL & JONES LLP

919 North Market Street, 17th Floor

Wilmington, DE 19801

Attn: Debra I. Grassgreen

John W. Lucas

Email:

Phone:

If to the Agent and the Lenders:

FUTURE SOLUTION INVESTMENTS LLC

970 W. Broadway, Suite E #464

Jackson, WY 83001

Attn: Michael F. Solomon

E-Mail:

with a copy to:

KTBS Law LLP

1801 Century Park East, 26th Floor

Los Angeles, CA 90067

Attn: Thomas Patterson and Maria Sountas-Argiropoulos

Email:

Phone:

Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Borrower or any other Person to serve upon the Agent and the Lenders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Agent and the Lenders pursuant to the Bankruptcy Code.

10.3 Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof. Subject to any notice and consent provisions in the DIP Order with respect to any amendments to this Agreement, no amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Borrower that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and the Borrower, do any of the following: (a) increase the amount of any Term Loan Commitment or extend the Maturity Date, (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document, (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.3 (which waiver shall be effective with the written consent of the Required Lenders)), (d) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders, (e) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata”, (f) contractually subordinate any of the Agent’s Liens, (g) other than in connection with a merger, liquidation, dissolution, release or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release the Borrower from any obligation for the payment of money hereunder or consent to the assignment or transfer by the Borrower of any of its rights or duties under this Agreement or the other Loan Documents, (h) amend, modify, or eliminate any of the provisions of Section 2.7 or Section 9.2, or (i) amend, modify, or eliminate any of the provisions of Section 3 (except to add DIP Collateral). In addition to the foregoing, no amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of any Loan Document that relates to the rights, duties or discretion of the Agent, without the written consent of the Agent, the Borrower, and the Required Lenders.

10.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.5 No Waiver. The powers conferred upon the Agent and each Lender by this Agreement are solely to protect their respective rights hereunder and under the other Loan Documents and their interests in the DIP Collateral and shall not impose any duty upon the Agent or any Lender to exercise any such powers. No omission or delay by the Agent or any Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Borrower at any time designated, shall be a waiver of any such right or remedy to which the Agent or any Lender is entitled, nor shall it in any way affect the right of the Agent or any Lender to enforce such provisions thereafter.

10.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of the Agent and each Lender. Section 6.3, Section 10.11, Section 10.14, and any provisions that by their express terms are to survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement shall survive such termination or expiration.

10.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on the Borrower and its permitted assigns (if any). The Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without the Agent’s and Lenders’ express prior written consent, and any such attempted assignment shall be void and of no effect. Any Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents in accordance with Section 10.13 hereof.

10.8 Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts made and to be performed in the State of Delaware, except as governed by the Bankruptcy Code.

10.9 Consent to Jurisdiction, Service of Process and Venue. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MUST BE BROUGHT IN THE BANKRUPTCY COURT AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE IN THE CITY OF WILMINGTON (OR ANY APPELLATE COURT THEREFROM), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE BORROWER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE BANKRUPTCY COURT AND THE POWER OF THE BANKRUPTCY JUDGE TO ENTER ORDERS AND JUDGMENTS. THE BORROWER HEREBY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE BANKRUPTCY COURT AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.10 Mutual Waiver of Jury Trial. THE BORROWER, THE AGENT AND THE LENDERS EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM OR RELATING TO ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

10.11 Professional Fees. The Borrower promises to pay upon demand the Agent’s and the Lenders’ fees and expenses necessary to finalize the loan documentation, the DIP Order and in connection with any consummation of a Gritstone Sale, including but not limited to reasonable attorneys’ and other professionals’ fees and expenses (including all Agent Professionals), UCC searches, filing costs, and other reasonable miscellaneous expenses. In addition, to the extent there has been no objection by the Borrower, the U.S. Trustee or the Committee within five (5) Business Days after the submission thereto of a monthly summary invoice, the Borrower promises to pay promptly, and in any event, within five (5) Business Days after the end of such objection period, any and all reasonable attorneys’ and other professionals’ fees and expenses (including Lender Expenses) incurred by the Agent and each Lender after the date of this Agreement in connection with or related to: (a) the Loans; (b) the administration, collection, or enforcement of the Loans; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of any DIP Collateral or the exercise of remedies with respect to any DIP Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Borrower or any DIP Collateral, and any appeal or review thereof; and (g) the Chapter 11 Case or any other action related to the Borrower, any DIP Collateral, the Loan Documents, including representation of the Agent or any Lender in any adversary proceeding or contested matter in connection therewith, commenced or continued by or on behalf of the Borrower or its estate, and any appeal or review thereof.

10.12 Public Disclosure. The Borrower agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure, excluding filings with the Bankruptcy Court, using the name of the Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of the Agent or such Lender, except to the extent that the Borrower or such Affiliate is required to do so under applicable law (in which event, the Borrower or such Affiliate will consult with the Agent or such Lender before issuing such press release or other public disclosure). The Borrower hereby authorizes the Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as the Agent or such Lender shall deem appropriate.

10.13 Assignment of Rights. The Borrower acknowledges and understands that each Lender may, with the consent of the Agent, sell, transfer or assign all or part of its interest hereunder, under any Loan, under any Term Loan Commitment of such Lender and under the other Loan Documents, to any person or entity (an “Assignee”). After such assignment the term “Lenders” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of a Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, the assigning Lender shall retain all rights, powers and remedies hereby given. No such assignment by a Lender shall relieve the Borrower of any of its obligations hereunder. Each Assignee shall, to the extent it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Loans or the Loan Documents, deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

10.14 Reinstatement; Certain Payments. If any claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Lender, the Agent, if applicable, and the Borrower, and if the Agent or such Lender repays all or part of such amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such Lender or any of its property, or (b) any good faith settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant, then and in such event the Borrower agrees that (i) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (ii) it shall be and remain liable to the Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender. The provisions of this Section shall survive the repayment of the Obligations and release of the Liens granted under the Loan Documents.

10.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

10.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than the Agent, the Lenders and the Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Agent, the Lenders and the Borrower.

10.17 No Assumption of Liability. The Liens on the DIP Collateral granted hereunder are given as security only and shall not subject the Agent or any Lender to, or in any way modify, any obligation or liability of the Borrower relating to any DIP Collateral, as applicable.

10.18 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for the Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of the Agent or Lenders pursuant to the Loan Documents or otherwise shall be deemed to constitute the Agent and any Lender to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of the Borrower.

10.19 Parties Including Trustee; Bankruptcy Court Proceedings. Subject to the DIP Order, this Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon the Borrower and any trustee or other successor in interest of the Borrower in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code or any other bankruptcy or insolvency laws, and shall not be subject to Section 365 of the Bankruptcy Code. Subject to the DIP Order, this Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Agent and Lenders and their respective assigns, transferees and endorsees. Subject to the DIP Order, the Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of the Borrower to a case under Chapter 7 of the Bankruptcy Code, or in the event of dismissal of the Chapter 11 Case or the release of any DIP Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Agent or the Lenders file financing statements or otherwise perfect their security interests or Liens under applicable law.

SECTION 11. THE AGENT.

11.1 Appointment and Authority. Each Lender appoints and designates Future Solution Investments LLC as the Agent under all Loan Documents. The Agent may, and each Lender authorizes the Agent to, enter into all Loan Documents to which the Agent is intended to be a party. Each Lender agrees that any action taken by the Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Agent shall have the sole and exclusive authority to (a) execute and deliver as the Agent each Loan Document and accept delivery of each Loan Document from the Borrower or any other Person; (b) act as collateral agent for Lenders for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (c) deal with the DIP Collateral; (d) exercise such other powers delegated to the Agent by the terms hereof or the other Loan Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations, in each case, in the Agent’s sole and absolute discretion) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any DIP Collateral under the Loan Documents, applicable law or otherwise. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have a fiduciary relationship with any Lender or other Person by reason of any Loan Document or any transaction relating thereto.

11.2 Duties. The Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

11.3 Agent Professionals. The Agent may perform its duties through agents and employees. The Agent may consult with and employ the Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Agent shall not be responsible for the negligence or misconduct of any agents, employees or the Agent Professionals selected by it with reasonable care.

11.4 Instructions of Required Lenders. The rights and remedies conferred upon the Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by applicable law. The Agent may request instructions from Required Lenders or other Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations against all Indemnified Claims that could be incurred by the Agent in connection with any act. The Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon the Agent and all Lenders, and no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 10.3. In no event shall the Agent be required to take any action that, in its opinion, is contrary to applicable law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

11.5 Lien Releases; Care of DIP Collateral.

(a) The Lenders authorize the Agent to release any Lien with respect to any DIP Collateral (i) upon full and final cash payment of all Obligations with respect to the DIP Collateral; (ii) that is the subject of an asset disposition to a Person other than the Borrower which the Borrower certifies in writing to the Agent is a Permitted Disposition; (iii) that does not constitute a material part of the DIP Collateral; or (iv) with the written consent of all Lenders. The Agent and the Lenders agree that the Agent shall execute and deliver all documents reasonably requested by the Borrower to effect or otherwise evidence such release described in clauses (i), (ii) or (iv) above (and, if requested by the Agent in connection with such execution and delivery, the Borrower shall certify to the Agent that any applicable sale or disposition is being made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry)). Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the DIP Collateral, as applicable.

(b) The Agent shall have no obligation to assure that any DIP Collateral exists or is owned by the Borrower, or is cared for, protected or insured, nor to assure that the Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any DIP Collateral.

11.6 Possession of Collateral. The Agent and Lenders appoint each other Lender as agent (for the benefit of the Lenders) for the purpose of perfecting Liens in any DIP Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any DIP Collateral, it shall notify the Agent thereof and, promptly upon the Agent’s request, deliver such DIP Collateral to the Agent or otherwise deal with it in accordance with the Agent’s instructions.

11.7 Reliance By the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of the Agent Professionals. The Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

11.8 Action Upon Default. The Agent shall not be deemed to have knowledge of any Event of Default unless it has received written notice from the Borrower or Required Lenders specifying the occurrence and nature thereof. Each Lender agrees that, except with the written consent of the Agent and Required Lenders, it will not take any Enforcement Action, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales or other similar dispositions of the DIP Collateral or to assert any rights relating to any DIP Collateral.

11.9 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 9.2, as applicable, such Lender shall forthwith purchase from the Agent and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 9.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, any payment of Indemnified Taxes pursuant to Section 2.6 shall not be considered an excess payment under this Section 11.9 and does not have to be shared Pro Rata.

11.10 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY THE BORROWER, ON A PRO RATA BASIS, AGAINST ALL INDEMNIFIED CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH AGENT INDEMNITEE, PROVIDED THAT ANY INDEMNIFIED CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In the Agent’s discretion, it may reserve for any Indemnified Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of the DIP Collateral prior to making any distribution of the DIP Collateral proceeds to Lenders. If the Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Agent by each Lender to the extent of its Pro Rata share.

11.11 Limitation on Responsibilities of the Agent. The Agent shall not be liable to any Lender for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by the Agent’s gross negligence or willful misconduct. The Agent does not assume any responsibility for any failure or delay in performance or any breach by the Borrower or any Lender of any obligations under the Loan Documents. The Agent does not make any express or implied representation, warranty or guarantee to the Lenders with respect to any Obligations, DIP Collateral, Loan Documents or the Borrower. No Agent Indemnitee shall be responsible to the Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any DIP Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of the Borrower. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Event of Default, the observance by the Borrower of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

11.12 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving at least 10 days written notice thereof to the Lenders and the Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be a Lender or an affiliate of a Lender. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, then the Agent may appoint a successor Agent from among the Lenders or, if no

Lender accepts such role, the Agent may appoint Required Lenders as successor Agent. Upon acceptance by a successor Agent of an appointment to serve as the Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Section 6.3 and Section 11.10. Notwithstanding the Agent’s resignation, the provisions of this Section 11 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Agent. Any successor to Future Solution Investments LLC shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

11.13 Separate Collateral Agent. If the Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any applicable law, the Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If the Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Agent under the Loan Documents shall also be vested in such separate agent. The Lenders shall execute and deliver such documents as the Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by applicable law, shall vest in and be exercised by the Agent until appointment of a new agent.

11.14 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Lender, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of the Borrower and its own decision to enter into this Agreement and to fund Term Loans hereunder. Each Lender has made such inquiries as it feels necessary concerning the Loan Documents, the DIP Collateral and the Borrower. Each Lender acknowledges and agrees that the other Lenders have made no representations or warranties concerning the Borrower, any DIP Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon any other Lender, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making the Term Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, the Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to the Agent by the Borrower or any credit or other information concerning the affairs, financial condition, business or properties of the Borrower (or any of its affiliates) which may come into possession of the Agent or its affiliates.

11.15 Recovery of Payments. If the Agent pays any amount to a Lender in the expectation that a related payment will be received by the Agent from the Borrower and such related payment is not received, then the Agent may recover such amount from each Lender that received it. If the Agent determines at any time that an amount received under any Loan Document must be returned to the Borrower or paid to any other Person pursuant to applicable law or otherwise, then, notwithstanding any other term of any Loan Document, the Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Agent to any Obligations are later required to be returned by the Agent pursuant to applicable law, each Lender shall pay to the Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned. The preceding sentence shall not apply to any payment of Indemnified Taxes pursuant to Section 2.6 or any other amount that is specific to a particular Lender; any such amount, which the Agent is required to return, shall be repaid to the Agent solely by the Lender that received the payment.

11.16 Agent in its Individual Capacity. As a Lender, Future Solution Investments LLC (and any successor Agent that is a Lender) shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Future Solution Investments LLC (and any such successor Agent that is a Lender) in its capacity as a Lender. In their individual capacities, the Agent and its Affiliates may receive information regarding the Borrower and its Affiliates (including information subject to confidentiality obligations), and each Lender agrees that Future Solution Investments LLC and its Affiliates shall be under no obligation to provide such information to any Lender, if acquired in such individual capacity.

11.17 No Third Party Beneficiaries. This Section 11 is an agreement solely among Lenders and the Agent, and shall survive full and final payment in cash of the Obligations. This Section 11 (other than Section 11.4(a)) does not confer any rights or benefits upon the Borrower or any other Person. As between the Borrower and the Agent, any action that the Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by the Lenders.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have duly executed and delivered this Senior Secured and Superpriority Financing Agreement as of the day and year first above written.

GRITSTONE BIO, INC.,
a Delaware corporation

By:	/s/ Vassiliki Economides
Name:	Vassiliki “Celia” Economides
Title:	EVP & CFO

[SIGNATURE PAGE TO SENIOR SECURED AND SUPERPRIORITY FINANCING AGREEMENT]

AGENT:

FUTURE SOLUTION INVESTMENTS LLC

By:	/s/ Michael F. Solomon
Name:	Michael F. Solomon
Title:	Managing Director

[SIGNATURE PAGE TO SENIOR SECURED AND SUPERPRIORITY FINANCING AGREEMENT]

LENDERS:

FUTURE SOLUTION INVESTMENTS LLC

By:	/s/ Michael F. Solomon
Name:	Michael F. Solomon
Title:	Managing Director

[SIGNATURE PAGE TO SENIOR SECURED AND SUPERPRIORITY FINANCING AGREEMENT]